Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-176412) of Coffee Holding Co., Inc. of our report dated January 28, 2013, relating to the consolidated financial statements as of and for the year ended October 31, 2012, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Clark, New Jersey
January 24, 2014